UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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AMERCO

(Name of Registrant as Specified in Its Charter)

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NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS OF AMERCO

DATE: Thursday, August 24, 2017

TIME: 9 a.m. Local Time/12 noon Eastern Daylight Time

PLACE: U-Haul Central Towers

2727 N. Central Avenue, Phoenix, Arizona 85004

and webcast live at amerco.com

Dear Fellow Stockholders:	July 14, 2017

We look forward to the 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”) of AMERCO (the “Company”) and are pleased to once again offer our meeting materials over the internet and to webcast this annual meeting. We believe that using the internet to distribute our materials and to host the meeting will allow more stockholders to participate in the meeting. We also expect that this approach will lower costs associated with the meeting and is consistent with our environmental sustainability initiatives.

During the meeting, five proposals will be presented for your consideration and approval:

Proposal 1:The election of the following Directors, each to hold office and serve as a member of the Board of Directors (the “Board”) until the 2018 Annual Meeting of Stockholders: Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, James J. Grogan, Karl A. Schmidt and Samuel J. Shoen.

Proposal 2:An advisory vote to approve the compensation paid to the Company’s Named Executive Officers as disclosed in the Proxy Statement.

Proposal 3:An advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.

Proposal 4:The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018.

Proposal 5:A proposal received from Company stockholder proponents to ratify and affirm the decisions and actions taken by the Board and executive officers of the Company with respect to AMERCO, its subsidiaries, and its various constituencies, for the fiscal year ended March 31, 2017.

I encourage you to read the proxy statement for more information on each of these proposals, and to vote on each proposal.

In addition, stockholders may also vote on any other business as may properly come before the 2017 Annual Meeting or any continuation, postponement or adjournment thereof. On such other business, to the maximum extent allowed by the Securities and Exchange Commission’s proxy and NASDAQ rules and any other applicable law, any proxy holders will vote as they determine in their discretion.

I encourage stockholders to participate in the 2017 Annual Meeting via the webcast, in order to reduce the carbon footprint resulting from the meeting. I also encourage you to vote, whether or not you attend or participate in the meeting. The Board has fixed the close of business on June 26, 2017 as the record date for determination of stockholders entitled to notice of and to vote at the 2017 Annual Meeting or any continuation, adjournment or postponement thereof. If you vote over the internet or telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on August 23, 2017 to be counted. Mail-in ballots should be mailed by August 11, 2017.

Sincerely yours,

/s/ Edward J. Shoen

Edward J. Shoen

Chairman and President

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, AUGUST 24, 2017

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of AMERCO, a Nevada corporation (the “Company” or “AMERCO”), with respect to the 2017 Annual Meeting of Stockholders of AMERCO and any continuation, adjournment or postponement thereof (the “Annual Meeting”). The matters to be voted upon at the Annual Meeting are:

  The election of the following Directors, each to hold office and serve as a member of the Board until the 2018 Annual Meeting of Stockholders: Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, James J. Grogan, Karl A. Schmidt and Samuel J. Shoen;
  An advisory vote to approve the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement;
  An advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;
  The ratification of the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018 (“Fiscal 2018”); and
  A proposal received from Company stockholder proponents to ratify and affirm the decisions and actions taken by the Board and executive officers of the Company with respect to AMERCO, its subsidiaries, and its various constituencies for the fiscal year ended March 31, 2017 (“Fiscal 2017”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is first being sent to stockholders on or about July 14, 2017. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about July 14, 2017.

The Board has fixed the close of business on June 26, 2017 as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any continuation, adjournment or postponement thereof.

Why am I being provided with these materials?

Owners of record of AMERCO common stock as of the close of business on the Record Date are entitled to vote in connection with the Annual Meeting. As a stockholder, you are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement describes the proposals presented for stockholder action at our Annual Meeting and includes information required to be disclosed to stockholders in connection with the Annual Meeting.

Why have I received a Notice of Internet Availability of Proxy Materials?

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) governing the solicitation of proxies, we are permitted to furnish proxy materials to our stockholders on the internet, in lieu of mailing printed copies of the documents.  You will not receive a printed copy of the proxy materials unless you request a printed copy. The Notice instructs you as to how to access the proxy materials on the internet. The Notice also instructs you as to how to vote. If you would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.  You may also download or print these materials, or any portion thereof, from any computer with internet access and a printer.

Who can vote in connection with the Annual Meeting?

You may vote if you were the record or beneficial owner of AMERCO common stock as of the close of business on the Record Date.  As of the Record Date, there were 19,607,788 shares of common stock outstanding and entitled to vote.

How do I attend the Annual Meeting?

The Annual Meeting will be webcast live over the internet at amerco.com and will be hosted at the U-Haul Central Towers, 2727 N. Central Avenue, Phoenix, Arizona 85004, at 9:00 a.m. local time / 12 noon Eastern Daylight Time, on August 24, 2017.  Rather than physically attending the Annual Meeting, we encourage stockholders to attend the Annual Meeting via the live webcast. We believe this is one way to reduce the carbon footprint resulting from the Annual Meeting. In-person attendance at the Annual Meeting is limited to stockholders as of the Record Date or their legal proxies, and valid photo identification and a copy of such proxy, if applicable, is required for any such attendee. If your shares are held in “street name” (for instance, through a brokerage firm or bank), you will also need to bring evidence of your beneficial ownership, such as a recent statement from your brokerage account. We discuss holders in “street name” in more detail below.

What am I voting on?

You are voting on:

Proposal 1:The election of the following Directors, each to hold office and serve as a member of the Board until the 2018 Annual Meeting of Stockholders: Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, James J. Grogan, Karl A. Schmidt and Samuel J. Shoen.

Proposal 2: An advisory vote to approve the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement.

Proposal 3:An advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.

Proposal 4: The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for Fiscal 2018.

Proposal 5:A proposal received from Company stockholder proponents to ratify and affirm the decisions and actions taken by the Board and executive officers of the Company with respect to AMERCO, its subsidiaries, and its various constituencies for Fiscal 2017.

In addition, stockholders may also vote on any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. On such other business, to the maximum extent allowed by the SEC’s proxy rules and NASDAQ Listing Rules, the proxy holders will vote as they determine in their discretion.

How does the Board recommend that I vote my shares?

The Board recommendations are as follows:

Proposal 1:The Board recommends a vote “FOR” each of the Director nominees named in this Proxy Statement;

Proposal 2:The Board recommends a vote “FOR” such proposal;

Proposal 3:The Board recommends a vote “FOR” a 3-year frequency for future advisory votes on the compensation of the Company’s Named Executive Officers;

Proposal 4:The Board recommends a vote “FOR” such proposal; and

Proposal 5:The Board recommends a vote “FOR” such proposal.

We encourage all stockholders to vote their shares.  If you own your shares pursuant to the AMERCO Employee Stock Ownership Plan (“ESOP”) and you do not vote, the ESOP Trustee will vote your shares on your behalf, in its discretion. If you own your shares in “street name” we encourage you to specifically direct your broker (or other record holder) to vote your shares by returning appropriate voting instructions which will be provided to you from such broker or other record holder.

What types of votes are permitted on each Item?

Proposal 1:You may either vote “FOR” all the nominees to the Board, you may “WITHHOLD” for all nominees, or you may “WITHHOLD” your vote from any individual nominee you specify.

Proposal 2:You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 3:You may vote “FOR,” once every “ONE,” “TWO,” “THREE” years or “ABSTAIN”.

Proposal 4:You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 5: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

If you vote “WITHHOLD” in the case of Proposal 1 or “ABSTAIN” (in the case of Proposals 2, 3, 4, or 5), your vote will not be counted as a vote cast on such Proposal.

Who will pay the costs of soliciting these Proxies?

The Board is soliciting proxies from stockholders and Directors, officers or other employees may assist in such effort by mail, email, telephone, facsimile or in person. We are not paying any specific third-party to solicit proxies on behalf of the Board, but should any costs arise related to the solicitation of proxies then the Company shall bear such costs. We will not provide compensation, other than usual compensation to our Directors, officers and other employees who solicit proxies.

How many votes are needed to approve each Item?

Proposal 1:The eight nominees receiving the most “FOR” votes will be elected.

Proposal 2:There must be a “FOR” vote from the majority of votes cast.

Proposal 3:The option of one year, two years or three years receiving the most “FOR” votes will be the frequency selected by stockholders.

Proposal 4:There must be a “FOR” vote from the majority of votes cast.

Proposal 5: There must be a “FOR” vote from the majority of votes cast.

What is an advisory stockholder vote?

An advisory stockholder vote is non-binding.  Proposals 2 and 3 are advisory.  Such votes afford stockholders the opportunity to provide the Board with feedback (through voting) as to the stockholder’s view on the proposal in question.  Stockholder approval or disapproval of an advisory proposal does not require particular Board action; however, stockholder feedback pursuant to an advisory vote will be considered by the Board and addressed as deemed appropriate in the judgment of the Board.

How many votes must be present, whether in person or by proxy, to hold the Annual Meeting?

In order for the Annual Meeting to proceed, holders of one-third of the outstanding shares of common stock of the Company entitled to vote must be present, in person or by proxy, at the meeting.  This is referred to as a quorum.  Abstentions, withheld votes, and broker non-votes (as described below) are included and counted for purposes of establishing a quorum at the meeting.

What are broker non-votes?

Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm or bank) does not receive voting instructions from the beneficial owner and does not have discretionary voting authority with respect to a particular matter. Brokerage firms and banks have discretionary voting authority to vote with respect to “routine” matters; however they do not have discretionary authority to vote on “non-routine” matters. The following proposals will be considered “non-routine” and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives specific voting instructions from you: Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers), Proposal 3 (Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of the Company’s Named Executive Officers) and Proposal 5 (Stockholder Proposal to Ratify and Affirm the Decisions and Actions Taken by the Board and Executive Officers of the Company with respect to AMERCO, its Subsidiaries, and its Various Constituencies for Fiscal 2017). Broker non-votes will not be counted towards any of the foregoing proposals and will have no effect on the outcome of such proposals. However, broker non-votes (as well as “abstain” and withheld votes) will be counted towards the presence of a quorum.

What if my AMERCO shares are not registered directly in my name?

If the record owner of your shares is a brokerage firm or bank, then your shares are considered to be held in “street name”. If on the Record Date your shares were held in “street name” or you otherwise were not the record holder of such shares, then you are the beneficial owner of such shares, and such shares are not registered directly in your name. The organization holding your account is considered the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.  You will receive the Notice, and other proxy materials if requested, as well as voting instructions, directly from that organization. As discussed directly above, if you own your shares in “street name” and do not instruct your broker, banker or other designated record holder of the shares as to how to vote, such person or entity will only have discretion to vote on Proposal 4 (the Ratification of the Appointment of BDO as the Company’s Independent Registered Public Accounting Firm for Fiscal 2018), which is considered to be a “routine” matter.  We encourage you to specifically direct your broker (or other designated record holder) as to how to vote your shares by returning your voting instructions form or other documents as requested by your broker or other designated record holder.

If I am a stockholder of record of AMERCO, how do I cast my vote?

There are several ways to cast your vote:

  You may vote over the internet, by going to proxyvote.com.  You will need to type in the control number indicated on your Proxy Card and follow the instructions.
  You may vote over the telephone by dialing 1-800-690-6903 and follow the recorded instructions. You will need the control number indicated on your proxy card.
  You may vote by mailing in the Proxy Card.  To vote by mail, you must first request and obtain a paper copy of the materials, which will include a Proxy Card. Then, complete, sign and date your proxy card and mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
  You may vote in person, at the commencement of the Annual Meeting.

If you vote over the internet or telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on August 23, 2017 to be counted.  If you vote by mail, please ensure that your completed Proxy card is mailed no later than August 11, 2017.

How do I vote if I hold my stock through the AMERCO ESOP?

If you hold your stock through the ESOP, you may vote in the same manner as stockholders of record, as described immediately above. If you do not vote your stock held through the ESOP, the ESOP Trustee will vote your shares for you, in the Trustees’ discretion.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on the Record Date.

Who tabulates the votes cast at the Annual Meeting?

We have hired Broadridge Financial Solutions, Inc. or its designee (“Broadridge”) to tabulate the votes cast in connection with the Annual Meeting.  In addition, an employee of Broadridge or its designee will be present at the meeting to serve as the Inspector of Elections.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxy holder.

What does it mean if I receive more than one Notice or Proxy Card?

If you receive more than one Notice or Proxy card, your shares are owned in more than one name or in multiple accounts. In order to ensure that all of your shares are voted, you must follow the voting instructions included in each Notice and Proxy card.

How will I know the voting results?

Preliminary voting results will be announced at the Annual Meeting.  Final results will be reported on Form 8-K filed with the SEC within four business days following the Annual Meeting.

How can I access the Proxy Statement and Annual Report electronically?

To access the Proxy Statement and Annual Report electronically, please visit proxyvote.com or the Company’s Investor Relations website, amerco.com. You may also consent to receive all future Company proxy statements and annual reports electronically via e-mail. To sign up for e-delivery, please go to amerco.com, and click on the yellow “Electronic Delivery Enrollment” box toward the top of the page and follow the instructions.

How can I revoke my Proxy?

You may change or revoke your vote by filing with the Company’s Secretary by the close of business on August 23, 2017, either a notice of revocation or a signed Proxy card bearing a later date or by later re-voting by telephone or over the internet no later than 11:59 p.m. Eastern Time on August 23, 2017. You may also revoke your vote with respect to your shares if you attend the Annual Meeting in person and so request, although attendance at the meeting will not automatically revoke your proxy absent specific action on your part.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The independent Directors have nominated the following individuals to stand for election at this Annual Meeting: Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, James J. Grogan, Karl A. Schmidt and Samuel J. Shoen, and to serve as members of the Board until the 2018 Annual Meeting or until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As of the filing date of this Proxy Statement, each of the nominees is willing and able to serve as a Director of the Company. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the Director nominees.

The person named in the enclosed proxy will vote to elect all of the nominees as Directors for terms ending at the 2018 Annual Meeting, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect or so voting in person. If one or more of the eight (8) nominees becomes unavailable to serve prior to the date of the Annual Meeting, the person named as proxy holder will vote those shares for the election of such other person(s) as the Board may recommend, unless the Board reduces the total number of Directors.

Directors are elected by a plurality of the shares cast, whether in person or by proxy. Votes may be cast “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” as to individual specific nominees. The eight nominees who receive the greatest number of votes cast “FOR” the election of such nominees will be elected as Directors.

The Board recommends a vote “FOR” each Director nominee named in the Proxy Statement.

PROPOSAL 2 – Advisory Vote TO APPROVE THE Compensation paid to the Company’s Named Executive Officers

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), and the related rules of the SEC, the Company is providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of the Named Executive Officers as disclosed below in this Proxy Statement (commonly referred to as "say-on-pay"), including the Compensation Discussion and Analysis (the “CD&A”), the tabular disclosures regarding compensation of our Named Executive Officers and the narrative disclosure accompanying these tables.

We currently seek advisory votes on the compensation of our Named Executive Officers every year.  Proposal 3 in this Proxy Statement is an advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.  As indicated in the Proposal 3, the Board is recommending that stockholders vote for a three year frequency for the advisory votes on executive compensation.  Following the 2017 Annual Meeting of Stockholders, the Company will disclose on Form 8-K its determination as to the frequency of future advisory votes on the compensation of our Named Executive Officers.

As discussed in the CD&A, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. The objectives of the Company’s executive compensation program are to retain current executive officers, to encourage existing personnel to self-develop and magnify functional responsibilities and to entice qualified individuals to join the Company in executive positions as such positions are created or vacated. Our compensation program is intended to encourage an environment of teamwork, loyalty and fairness at all levels of the Company. This proposal gives you as a stockholder the opportunity to express your views regarding the Company’s executive compensation policies and procedures. The vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the principles and procedures described in this Proxy Statement.

Although this advisory vote is non-binding, the Board and the Compensation Committee value the views of stockholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Board recommends a vote “FOR” approval of Proposal 2, as follows:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables and narrative discussion, is hereby APPROVED.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this Proxy Statement with respect to the compensation of our Named Executive Officers.  For Fiscal 2017, the Company’s Named Executive Officers were:

Edward J. Shoen, Chairman and President of AMERCO;

Jason A. Berg, Chief Financial Officer of AMERCO;

Laurence J. De Respino, General Counsel;

Samuel J. Shoen, U-Box Project Manager; and

John C. Taylor, President of U-Haul International, Inc. (“U-Haul”).

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to retain current executive officers, to encourage existing personnel to self-develop and magnify functional responsibilities and to entice qualified individuals to join the Company in executive positions as such positions are created or vacated. The compensation program is intended to encourage an environment of teamwork, loyalty and fairness at all levels of the Company.

While this CD&A focuses on the compensation of the Named Executive Officers, the philosophy and objectives we discuss are generally applicable to all of the Company’s senior officers.

Implementation of Objectives

It is the duty of the Compensation Committee of the Board to review and determine the annual compensation paid to the President and other executive officers. The Compensation Committee and the President implemented these policies while keeping in mind the Company’s approach to overhead costs and such executive officer’s impact on the Company’s objective of providing customers with an affordable product and service. The Compensation Committee obtains feedback from the President for establishing and reviewing the performance of the other executive officers, appropriate levels and components of compensation, and any other items as the Compensation Committee may request.

The Compensation Committee evaluates the compensation of the President at least annually to ensure that it is fair, reasonable and aligned with the Company’s overall objectives.

The Compensation Committee did not utilize any benchmarking measure in Fiscal 2017 and traditionally has not tied compensation directly to a specific performance measurement, market value of the Company’s common stock or benchmark related to any established peer or industry group.  Rather, the Company generally seeks to compensate individual executives commensurate with historic pay levels for such position, adjusted for time and tenure with the Company.  Salary increases were strongly correlated to the President’s assessment of each Named Executive Officer’s performance and the President’s recommendation on the appropriateness of any increase.  The Company also generally seeks to increase or decrease compensation, as appropriate, based upon changes in an executive officer’s functional responsibilities within the Company.

The intention of the Company has been to compensate the Named Executive Officers in a manner that maximizes the Company’s ability to deduct such compensation expenses for federal income tax purposes.  However, the Company has the discretion to provide compensation that is not “performance-based” under Section 162(m) of the Internal Revenue Code when it is determined that such compensation is in the best interests of the Company and its stockholders and other constituencies.  For Fiscal 2018, the Company expects to deduct most of the compensation paid to the Named Executive Officers.

Elements Used to Achieve Compensation Objectives

The principal components of the Company’s compensation program in Fiscal 2017 were:

  Base salary;
  Discretionary cash bonus;
  Certain long-term incentives; and
  Other benefits.

Base Salary.  The Company pays its Named Executive Officers base salaries commensurate with the scope of their job responsibilities, individual experience, performance, and the period of time over which they have performed their duties.  The base salary is typically reviewed annually with adjustments made based upon an analysis of performance and the addition or removal of functional responsibilities.  There are no guarantees of base salary adjustments.  The amount of base salary paid to each of the Named Executive Officers during Fiscal 2017 is shown in the Summary Compensation Table (“SCT”).

Discretionary Cash Bonus.  In Fiscal 2017, discretionary cash bonuses were awarded on occasion to Named Executive Officers based upon subjective criteria determined by the Compensation Committee or the President.  These criteria may include such factors as level of responsibility, contributions to results, and retention considerations.  The Company has not entered into any agreements stipulating or guaranteeing bonuses for any of its Named Executive Officers.  The amount of discretionary cash bonuses paid to each of the Named Executive Officers during Fiscal 2017 is shown in the SCT.

Certain Long-Term Incentives.  The Company did not grant in Fiscal 2017 equity interests to Named Executive Officers other than through its ESOP, which is available to all employees of the Company.  The Company has not implemented any specific policy requiring its Named Executive Officers or other officers and/or employees to own the Company’s common stock.

Other Benefits.  The Named Executive Officers participate in employee benefits plans generally available to all full-time employees of the Company on a non-discriminatory basis including medical, dental, vision, and prescription drug insurance, life insurance, accidental death and dismemberment insurance, disability insurance, a 401(k) plan, vacation and sick pay, and postretirement benefits.  The Company does not provide other perquisites to its executive officers; therefore such additional tables are not provided as they are inapplicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A prepared by management and included in this Proxy Statement for the Annual Meeting. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the Proxy Statement for the Annual Meeting for filing with the SEC.

This report is submitted by the Compensation Committee.

James E. Acridge	John P. Brogan	John M. Dodds

Pursuant to Instruction 2 to Item 407(e)(5) of Regulation S-K this “Compensation Committee Report” shall not be deemed to be filed with the SEC for purposes of the Exchange Act, nor shall such report be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), unless the intention to do so is expressly indicated.

Compensation Risk Assessment

The Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not Named Executive Officers, and does not believe that such polices are reasonably likely to have a material adverse effect on the Company.  In consideration of these matters and after reviewing each element of the Company’s compensation programs including base salary, cash incentives and equity compensation, we determined that (i) our Named Executive Officers' compensation, including incentive compensation, is not a significant percentage of revenue for the Company or any applicable subsidiary’s revenue, (ii) due in large part to our equity ownership structure, we believe that the interests of management and stockholders are strongly aligned, and (iii) due to the limited nature of our incentive compensation and range of potential increases in salaries year over year, as well as our overall conservative approach to compensation, our policies and programs do not encourage excessive risk-taking by our management or our Board and we believe results in a strong alignment between the interests of management and stockholders.

2016 Advisory Vote on the Compensation of the Company’s Named Executive Officers

AMERCO provided stockholders with an advisory vote on its compensation of the Company’s Named Executive Officers in 2016. At our 2016 Annual Meeting of Stockholders, more than 99% of the votes cast on this proposal were in favor of our executive compensation program and policies. The Compensation Committee evaluated the results of the vote and, due in large part to the substantial stockholder support of our executive compensation program, the Compensation Committee did not make any significant changes to our executive compensation program and policies for Fiscal 2017 compensation. The Compensation Committee will continue to consider the outcome of future advisory votes when making future compensation decisions for the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Other (2)	Total Compensation

Edward J. Shoen	2017	$675,004	$204,000	$12,319	$102,500	$993,823
Chairman and President of AMERCO
	2016	700,004	175,000	38,427	102,500	1,015,931

	2015	675,104	200,000	11,083	102,500	988,687

Jason A. Berg	2017	$395,199	$100,000	$8,172	$-	$503,371
Chief Financial Officer of AMERCO
	2016	370,196	100,000	13,976	-	484,172

	2015	356,735	100,500	6,961	-	464,196

John C. Taylor	2017	$285,581	$253,500	$9,426	$10,000	$558,507
President of U-Haul
	2016	296,138	200,000	21,369	10,000	527,507

	2015	285,581	200,000	8,060	10,000	503,641

Laurence J. De Respino	2017	$305,769	$100,000	$8,078	$-	$413,847
General Counsel
	2016	316,154	50,000	13,434	-	379,588

	2015	301,154	200,500	6,961	-	508,615

Samuel J. Shoen	2017	$207,696	$100,000	$6,346	$77,500	$391,542
U-Box Project Manager
	2016	215,389	300,500	12,485	71,785	600,249

(1)  Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under ASC: 718 Compensation—Stock Compensation for Fiscal 2017, 2016 and 2015 with respect to common stock allocated under the ESOP. Grant date fair value is the closing price on date of grant for stock, and also includes the value of the shares purchased by the ESOP from the $1.00, $1.00, $1.00, $3.00, $1.00, and $1.00 per share common stock dividend for the ESOP shares beneficially owned as of February 23, 2017, October 20, 2016, April 5, 2016, September 16, 2015, June 19, 2015 and March 6, 2015, respectively, the record dates for such dividends.

(2)  Amounts in this column represent annual fees paid to each Named Executive Officer in his capacity as a director of the Company or company subsidiaries or as a member of a committee of the AMERCO Board.

Analysis of Fiscal 2017 Compensation Decisions

The compensation amounts for Edward J. Shoen, the Chairman and President of AMERCO, and of the other executive officers are established by the Compensation Committee. Base salaries for the Named Executive Officers did not materially change in Fiscal 2017.

A discretionary cash bonus was paid to Jason A. Berg, John C. Taylor, Laurence J. De Respino and Samuel J. Shoen in Fiscal 2017 in recognition of their service to the Company as recommended by the President. The Company does not have an established bonus plan for its Named Executive Officers. Such discretionary cash bonuses were approved by the Compensation Committee based upon the Committee’s best judgment in light of its evaluation of performance and existing facts and circumstances.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, as added by the Dodd-Frank Act, enables our stockholders to indicate their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers. By voting on this proposal, stockholders may indicate whether they would prefer future advisory votes once every year, once every two years, or once every three years. Stockholders also may abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every three (3) years is the most appropriate alternative for the Company. We believe this is consistent with our approach of maintaining a long time horizon in our management of the business, with a focus on investing and building value for the long term. Therefore the Board recommends that you vote FOR A THREE YEAR (3-YEAR) FREQUENCY for the advisory vote on executive compensation.

As an advisory vote, the vote on the frequency of future advisory votes on the Compensation of the Company’s Named Executive Officers is not binding upon the Board or the Company. However, the Compensation Committee and Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO has served as the Company’s principal independent registered public accounting firm since 2002 and the Audit Committee has selected BDO to audit AMERCO’s financial statements for Fiscal 2018. The following table shows the fees that AMERCO and its consolidated entities paid or accrued for the audit and other services provided by BDO for Fiscal 2017 and 2016.

	Year Ended March 31,
	2017	2016
	(In thousands)
Audit fees	$ 2,811	$ 2,767
Audit-related fees	65	65
Tax fees	-	-
All other fees	-	-
Total	$ 2,876	$ 2,832

Audit Fees. This category includes the audit of AMERCO’s annual financial statements included in the Annual Report on Form 10-K and the effectiveness of internal control over financial reporting as of fiscal year end, review of financial statements included in AMERCO’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services provided by BDO  that are reasonably related to the performance of the audit or review of AMERCO’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits.

Tax Fees. This category consists of professional services provided by BDO for tax compliance, tax advice and tax planning.

All Other Fees. This category consists of fees billed for any other products and services provided by BDO USA, LLP not covered under the other captions above.

Each year, the Audit Committee approves the annual audit engagement in advance.  The Audit Committee also has established procedures to pre-approve all non-audit services provided by the independent registered public accounting firm.  All Fiscal 2017 non-audit services listed above were pre-approved.  The Audit Committee has determined that the provision of services by BDO described in the preceding paragraphs were compatible with maintaining BDO’s independence as the Company’s principal independent registered public accounting firm.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BDO currently serves as the Company’s independent registered public accounting firm, and has conducted the audit of the Company’s accounts since 2002. The Audit Committee has appointed BDO to serve as the independent registered public accounting firm to conduct an audit of our accounts for Fiscal 2018.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board has elected to submit the selection of BDO as the Company’s independent registered public accounting firm to stockholders for ratification as a matter of good corporate practice. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company, our stockholders and other constituencies.

Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” Proposal 4, the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for Fiscal 2018.

PROPOSAL 5 - STOCKHOLDER PROPOSAL REGARDING RATIFICATION OF THE DECISIONS AND ACTIONS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FOR FISCAL 2017

Proposal 5 for consideration is a proposal from Company stockholders to ratify and affirm the decisions and actions taken by the Board and executive officers with respect to AMERCO, its subsidiaries, and the Company’s various constituencies for Fiscal 2017. This proposal originates from the stockholder proposal originally received by the Company on September 24, 2008, approved at our 2009 Annual Meeting of Stockholders by a vote of 74% of shares voted, and which provided as follows:

“Motion:

We do hereby submit a proposal for inclusion in the AMERCO Annual Meeting Proxy statement, that AMERCO include on the ballot and in the annual meeting materials for such respective annual meetings a stockholder proposal from the undersigned stockholder  proponents (or such other stockholder proponent(s) as may make the request, or as a management proposal in the event the undersigned are no longer stockholders of the Company and no comparable proposal is received from another stockholder), that all decisions and actions made by the AMERCO Board of Directors and executive officers, with respect to AMERCO and its subsidiaries for the time frame of April 1 of the year prior to the date of such Proxy Statement through March 31 of the year of such Proxy Statement, be ratified and affirmed.

Reason for Making the Proposal:

To support the AMERCO Board of Directors and executive officers on their decisions for these time periods. We believe the Company is headed in a positive direction due to their leadership and guidance.

Relevant Notices:

1) We do not have any material interest in the subject matter of the proposal.

2) We are not members of any partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement, relationship, understanding, or otherwise, whether or not in writing, organized in whole or in part for the purpose of acquiring, owning or voting shares of AMERCO stock.

3) The above stockholders have continuously held at least $2,000 in market value of AMERCO shares and we intend to hold the stock through the date of the annual meeting.”

In regard to this Proposal 5, reference is hereby made to the Company’s 2017 Annual Report on Form 10-K, as well as the Company’s other public reports and other filings with the SEC, for disclosures relating to the Company.

The Board recommends a vote “FOR” approval of Proposal 5, regarding the ratification of the decisions and actions of the Board and executive officers with respect to AMERCO, its subsidiaries, and its various constituencies for Fiscal 2017.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

Our Board currently consists of eight members.  Upon the recommendation of our independent Directors, the Board has nominated the eight persons listed below to stand for election for a term expiring at the 2018 Annual Meeting of Stockholders, or until any of their respective successors is duly elected and qualified or their earlier death, resignation or removal from office.

We have set forth below information regarding each Director nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Board believes that the experience, qualifications, attributes, and skills of the Director nominees will provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders and other constituencies.

EDWARD J. (“JOE”) SHOEN, 68, has served as Chairman of the Board since 1986 and President of the Company since 1987, as a Director of U-Haul since 1990, as a Director of Amerco Real Estate Company (“Real Estate”) since 1988 and as a Director of Repwest Insurance Company (“Repwest”) since 1997. Mr. Shoen has been associated with the Company since 1971.  Mr. Shoen’s length of service and substantial involvement with the day-to-day operations of the Company places him in a unique position of understanding the numerous aspects of the moving and self-storage business. Additionally, Mr. Shoen holds a significant equity ownership interest in the Company. Mr. Shoen holds an MBA from Harvard University and a Juris Doctor degree from Arizona State University.

JAMES E. ACRIDGE, 77, has served as a Director of the Company since 2013.  In 1965, Mr. Acridge founded Giant Service Stations (“Giant”), based out of Scottsdale, Arizona, where he served as Giant’s chief executive officer until his departure in 2002.  By 2002 Giant was traded on the New York Stock Exchange and had grown to 186 convenience stores/service stations, with 1,000 miles of crude oil pipelines, three oil refineries, approximately 3,000 employees, five product terminals and 180 truck transports.  Mr. Acridge served on the Board of Directors of Real Estate from 2006 to 2013. Mr. Acridge’s experience in real estate and transportation brings an additional value to the Board.

CHARLES J. BAYER, 77, has served as a Director of the Company since 1990 and has been associated with the Company since 1967. Mr. Bayer has served in various executive positions for the Company, including controller, director of U-Haul product design and as President of Real Estate from 1990 until his retirement in 2000. Mr. Bayer holds an MBA from Arizona State University W.P. Carey School of Business and has taken various continuing education courses through the SEC Institute. Mr. Bayer served two combat tours in Vietnam and commanded his own ship. Mr. Bayer’s 50 years of experience with the Company provide Mr. Bayer with a unique insight with respect to many of the Company’s product lines and the moving and self-storage industry.

JOHN P. BROGAN, 73, has served as a Director of the Company since 1998. Mr. Brogan holds an MBA from the University of Notre Dame and is a Fellow of the Massachusetts Society of Certified Public Accountants. Mr. Brogan had a seven-year association with Alamo Rent-A-Car that ended in 1986 and has been investing in private equity for over 35 years. Mr. Brogan has served as the Chairman of Muench-Kreuzer Candle Company since 1980.  As an investor, he has been on the board of directors of several companies and understands the role of an independent director.

JOHN M. DODDS, 80, has over 50 years of experience with the Company, including serving in various capacities as manager of numerous subsidiaries and operating divisions. This experience includes several years as senior executive vice president in charge of national field operations, placing him in a position of significant knowledge of the business. Mr. Dodds has served as a Director of the Company since 1987 and as Director of the Company’s subsidiaries, U-Haul and Real Estate, since 1990. Mr. Dodds began his U-Haul affiliation as a service station operator and U-Haul dealer. He has served in numerous capacities at U-Haul. He served in regional field operations until 1986 and served in national field operations until his retirement in 1994..

JAMES J. GROGAN, 63, served as a Director of the Company from 1998 to 2005 and was re-elected to serve as a Director in 2016. An attorney and successful businessman, Mr. Grogan has served in leadership positions in both public and private companies. He serves on the National Board of Cancer Treatment Centers of America (“CTCA”) and as President of the Board of CTCA at Western Regional Medical Center. Mr. Grogan is also a recognized real estate investor and developer with expertise in a wide range of asset classes. In 2000, he was appointed by the Governor of Arizona to the Board of the Arizona Tourism and Sports Authority and was a member of the 2015 Arizona Super Bowl Host Committee. Mr. Grogan also served as President of Sterling Financial/Samoth Capital, a publicly traded, Toronto Stock Exchange company. From 1991 through 1996, Mr. Grogan was the managing attorney of Gallagher and Kennedy, a full service business law firm in Phoenix, Arizona. He currently serves on the board of Drees Homes, one of the country’s largest privately-held homebuilding companies.

KARL A SCHMIDT, 57, has served as a Director of the Company since 2016. He has also served as President and CEO of Belmark, Inc. (“Belmark”), since 1994 providing solutions in the label, flexible packaging and folding carton markets.  Under Mr. Schmidt's leadership, Belmark grew from a regional label converter of 90 employees to a nationwide packaging company with over 750 employees.  Mr. Schmidt has served on the Advisory Board of HP Indigo Labels & Packaging since 2010 and has been a member of the Wisconsin Manufacturing and Commerce Board since 2010.  He also serves as a member of the Finance Committee of Bellin Health in Green Bay, Wisconsin. Mr. Schmidt’s experience in the manufacturing industry brings a practical skill set to the Board.

SAMUEL J. SHOEN, 39, has served as a Director of the Company since April 2015, and as a Director of the Company’s subsidiaries, U-Haul, Real Estate, Repwest and Oxford Life Insurance Company (“Oxford”) since 2004, 2010, 2011 and 2011, respectively.  Mr. Shoen has served as an employee of the Company or its affiliates since 1992, including serving in such capacities as U-Haul Webteam Manager, U-Haul Executive Vice President, President of Repwest, U-Haul Risk Management, and U-Box Project Manager. Mr. Shoen was recommended for election to the Board by the CEO and the independent Directors of the Board. Mr. Shoen’s extensive prior and current experience with the Company’s operations brings a unique and practical skill set to the Board.  Mr. Shoen is the son of Edward J. Shoen.

Board Diversity

The Company does not have a specific written policy regarding Board diversity as it relates to the selection of nominees for the Board. However, Board diversity is considered by our Board to be desirable. We believe Board diversity strengthens our alignment with our constituencies and fosters improved decision-making, goal setting and resource allocation. Board candidates are considered based upon various criteria, including, but not limited to, their broad-based business and professional skills and experiences, viewpoints and perspectives, concern for the long-term interests of our stockholders and constituencies, and their personal integrity. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of our business. For instance, we believe our Directors are knowledgeable and experienced in various business sectors and governmental or academic endeavors, many of whom are serving or have served on other boards, which further illustrates the diversity present on our Board and the ultimate benefit to our Company, stockholders and other constituencies.

Leadership Structure and the Board’s Role in Risk Oversight

Currently, the roles of President and Board Chairman are combined, which we believe fosters clear accountability, effective decision-making, and alignment on corporate strategy. Specifically, our Board believes that its current leadership structure, with Edward J. Shoen serving as both President and Board Chairman, is appropriate and best serves the interests of our Company, stockholders and other constituencies. The Company does not have a lead independent director.

Management is responsible for managing the risks that the Company faces. The Board is responsible for overseeing management’s approach to risk management and supports the achievement of the Company's objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in reviewing our strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist them in fulfilling that responsibility.

The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, through its Audit Committee, our Board oversees the management by our financial reporting group of our financial statement disclosure controls, systems of internal control over financial reporting, significant financial and accounting matters, as well as the Company’s compliance with legal and regulatory requirements. Through its Compensation Committee, our Board manages potential business risks inherent in our compensation programs to ensure that they do not encourage unacceptable levels of risk. The Executive Finance Committee oversees risks associated with the Company’s credit and debt positions and liquidity, monitors the level of risk associated with investment policies and investment portfolios, and evaluates current strategic endeavors by evaluating both short- and long-term debt structures.

Director Independence

Our Board has affirmatively determined, based upon the recommendation of our Independent Governance Committee, that all of our Directors, except Edward J. Shoen and Samuel J. Shoen, are “independent” under the NASDAQ Listing Rules. In addition, all of the Directors who serve on our Audit Committee and Compensation Committee each satisfy the enhanced independence standards established by the NASDAQ Listing Rules.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The full Board of the Company met in Board meetings six times during Fiscal 2017.  For Fiscal 2017, each Director attended at least 85% of the scheduled Board meetings and meetings for the committees on which such respective individual served. The independent Directors met in executive session, without the presence of management, as part of each regularly scheduled Board meeting.

Directors are encouraged to attend our annual meetings of stockholders. Participation via the webcast is encouraged, particularly in cases where travel from out of town would otherwise be required.  All Directors attended our 2016 Annual Meeting of Stockholders, which was held on August 25, 2016.

The Board has established the following standing committees: Audit Committee, Executive Finance Committee, Compensation Committee and Independent Governance Committee. Additionally, the Board formed an Advisory Board consisting of non-Board members. The Company does not have a nominating committee, and the responsibility for director nominations is vested in the independent Directors. The Board does not believe that a separate nominating committee is necessary because the independent Directors effectively serve the function of a nominating committee. The Board has adopted a resolution addressing the director nomination process and related matters; however, the Board may, in the future, choose to change its director nomination policy, including its policy related to stockholder nomination of directors. This process is described below, under the heading “Director Nomination Process.”

See page 20 of this Proxy Statement for a discussion of Director compensation.

Listed below are descriptions of the Company’s standing committees and the current memberships thereof. The charters for the Independent Governance Committee, Audit Committee and Compensation Committee are available at amerco.com.

Member	Audit	Executive Finance	Compensation	Independent Governance	Advisory Board
James E. Acridge			X
Charles J. Bayer	X	X
John P. Brogan	X	X	X	X
John M. Dodds	X		X
Thomas W. Hayes *				X
James J. Grogan				X
Edward J. Shoen		X
Dr. Amy J. Hillman *				X
Roberta R. Shank *					X

*Non-Director Members

Audit Committee.  The Audit Committee is comprised of Charles J. Bayer, John P. Brogan and John M. Dodds. The Audit Committee assists the Board in fulfilling its oversight responsibilities pertaining to financial reporting, audit functions and risk management. The Audit Committee monitors the financial information that is disseminated to our stockholders and the public, the independence and performance of the Company’s independent Registered Public Accounting Firm and internal audit department and the systems of internal control established by management and the Board. The Audit Committee operates pursuant to a written charter approved by the Board that is available at amerco.com.  The Board has determined that each member of the Audit Committee meets the applicable requirements of audit committee members under NASDAQ Listing Rules. Mr. Brogan is designated the audit committee “financial expert” and is independent as defined by the rules of the SEC and the other similar financial sophistication rules under the NASDAQ Listing Rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Brogan’s experience and understanding with respect to financial statements, certain accounting principles and auditing matters. The designation does not impose on Mr. Brogan any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an “audit committee financial expert” pursuant to SEC and NASDAQ requirements does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Mr. Bayer has been determined to be independent as defined by the rules of the SEC and the other similar financial sophistication rules under NASDAQ regulations.  The Audit Committee met seven times during Fiscal 2017.

Executive Finance Committee. The Executive Finance Committee is comprised of Charles J. Bayer, John P. Brogan and Edward J. Shoen.  The committee is authorized to act on behalf of the Board in approving any transaction involving the finances of the Company. The committee has the authority to give final approval for the borrowing of funds on behalf of the Company without further action or approval of the Board. This committee met or acted by unanimous written consent on ten occasions during Fiscal 2017.

Compensation Committee. The Compensation Committee is comprised of James E. Acridge, John P. Brogan and John M. Dodds. The Compensation Committee reviews the Company’s executive compensation plans and policies, including benefits and incentives, to ensure that they are consistent with the goals and objectives of the Company, and is responsible for determining or recommending to the Board for determination, the compensation of the President and the compensation of all of the Company’s other executive officers. Additionally, the Compensation Committee reviews and makes recommendations to the Board regarding management recommendations for changes in executive compensation and monitors management plans and programs for the retention, motivation and development of senior management.  The Compensation Committee met four times during Fiscal 2017.

Independent Governance Committee.  The Independent Governance Committee is comprised of John P. Brogan, James J. Grogan, Thomas W. Hayes and Dr. Amy J. Hillman. Mr. Hayes and Dr. Hillman are not members of the Company’s Board.  The Independent Governance Committee monitors and evaluates the Company’s corporate governance principles and standards and proposes to the Board any modifications which are deemed appropriate for sound corporate governance and compliance with relevant state corporate law, SEC rules and NASDAQ Listing Rules. The committee also reviews other matters as referred to it by the Board from time to time. The committee has the authority and a budget from which to retain professionals. Each member of the Independent Governance Committee is determined by the Board to be free of any relationship that would interfere with his or her exercise of independent judgment as a member of this committee.  The Independent Governance Committee met four times during Fiscal 2017.  The non-Board members of the Independent Governance Committee are encouraged to attend all Board meetings of the Company.

Mr. Hayes has served as a member of the Independent Governance Committee since 2003 and brings to AMERCO over 30 years of broad executive and financial management experience. He is the former Treasurer, Auditor General and Director of Finance for the State of California. He was also the President of a multibillion dollar investment management company and has held leadership positions in restructuring troubled public and private sector entities and is designated as an audit committee financial expert by Fremont General, a NYSE-listed firm. In addition, Mr. Hayes is a United States Marine Corps combat veteran.

Dr. Hillman is the Dean and Rusty Lyon Chair of Strategy at the Arizona State University W. P. Carey School of Business, one of the largest and highest ranked business schools in the United States. Prior to joining academia, Dr. Hillman was general manager of a retailing and manufacturing organization in the Southwest United States. An expert and consultant in the areas of corporate strategy, corporate political strategy and boards of directors, Dr. Hillman also serves on the board and as chair of the Nominating/Governance Committee of NASDAQ-traded CDK Global, and on the non-profit boards of The Association to Advance Collegiate Schools of Business and the ASU Research Park.

Advisory Board. The Advisory Board was established by the Board in April 2016. The Advisory Board is comprised of Roberta “Sissie” Roberts Shank. An additional member to be determined by the Board may be added in the future.  Advisory Board members are not Directors and as such do not have the authority to vote on Board matters, but are given full access to the affairs of the Board, including Board materials and are allowed full participation at Board meetings. The Board has authorized up to two Advisory Board members, who serve at the discretion of the Board.

Ms. Shank is the Chief Executive Officer and President of Chas Roberts A/C and Plumbing, an Arizona air conditioning and plumbing contractor, and possesses extensive executive management experience. Ms. Shank also serves on the board of Knight Transportation Inc., a NYSE-traded company. She has experience in leading her company through the rapid growth, downturn, and comeback of the construction market, while adjusting its scale and improving profitability. Moreover, she is experienced in managing a workforce with distributed, mobile employees and substantial hiring and retention challenges. In 2014, Ms. Shank was named CEO of the Year by the Arizona Corporate Excellence Awards for the state’s largest private businesses, and in 2013, she received the Greater Phoenix Chamber of Commerce Impact Award. Ms. Shank has also served on several non-profit boards, including the Boys and Girls Club of Metro Phoenix.

See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for additional information relating to the Directors.

DIRECTOR NOMINATION PROCESS

Director Qualifications. The responsibility for Director nominations are vested in the independent Directors. Persons nominated to the Board must have personal integrity and high ethical character. A candidate should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a Director to the Company, its stockholders and other constituencies.  Candidates must be able to represent fairly and equally all stockholders of the Company without favoring any particular stockholder, stockholder group or other constituency of the Company and must be prepared to devote adequate time to the Board and its committees.  In selecting nominees for Director, the independent Directors will assure that:

•a majority of the Board is independent under the applicable SEC and NASDAQ standards;

•all Audit Committee members are independent under the applicable SEC and NASDAQ standards;

•all Compensation Committee members are independent under the applicable SEC and NASDAQ standards;

•at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee; and

•at least one of the Directors qualifies as an audit committee financial expert under the NASDAQ standards.

Identifying Director Candidates.  The independent Directors utilize a variety of methods for identifying and evaluating nominees to serve as Directors. The Board has a policy of re-nominating incumbent Directors who continue to satisfy the Board’s criteria for membership and whom the independent Directors believe continue to make important contributions to the Board and who consent to continue their service on the Board.

In filling vacancies of the Board, the independent Directors will solicit recommendations for nominees from the persons the independent Directors believe are likely to be familiar with (i) the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The independent Directors may also engage a professional search firm to assist in identifying qualified candidates.

In evaluating potential nominees, the independent Directors will oversee the collection of information concerning the background and qualifications of the candidates and determine whether the candidates satisfy the minimum qualifications required by the Board for election as Director and whether the candidates possess the specific skills and qualities that, under the Board’s policies, must be possessed by one or more members of the Board.

The independent Directors may interview any proposed candidate and may solicit the views about the candidate’s qualifications and suitability from the Company’s President and other senior members of management.  Diversity in terms of business and professional skills and experience, viewpoints, perspective, education and other factors, is considered in the decision-making process.

The independent Directors will make their selections based on all the available information and relevant considerations. The independent Directors’ selection will be based on who, in the view of the independent Directors, will be best suited for membership on the Board.

In making their selection, the independent Directors will evaluate candidates proposed by stockholders under criteria similar to other candidates, except that the Directors may consider, as one of the factors in their evaluation, the size and duration of the interest of the recommending stockholder in the stock of the Company. The Directors may also consider the extent to which the recommending stockholder intends to continue to hold its interest in the Company, including whether the recommending stockholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Stockholder Nominees.  The policy of the Board is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below.  The evaluation process for such recommendations for nominations is overseen by the Company’s independent Directors.  In evaluating any recommendations for nomination, the independent Directors seek to achieve qualified Directors who can represent fairly and equally all stockholders of the Company and based on the membership qualifications and criteria described above.  Any stockholder recommendations for nomination for consideration by the independent Directors should be mailed or delivered to the Company’s Secretary at 2727 N. Central Avenue, Phoenix, Arizona 85004. A recommendation for nomination by a stockholder must be accompanied by the following information about the stockholder:

•the stockholder’s name and address;

•the number of shares of the Company’s stock owned by the recommending stockholder and the time period for which such shares have been held;

•if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

•a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the next annual meeting at which the candidate would be elected.

If the recommendation is submitted by a group of two or more stockholders, the above information must be submitted with respect to each stockholder in the group. The recommendation must be received by the Company not later than 120 calendar days prior to the first anniversary of the date the Company mailed its proxy materials for the prior year’s annual meeting, except in the event that the date of the annual meeting for the current year is moved more than 30 calendar days from the anniversary date of the annual meeting for the prior year, or if the Company did not hold an annual meeting in the prior year, the submission will be considered timely if it is submitted within a reasonable time in advance of the mailing of the Company’s materials for the annual meeting for the current year.  The recommendation must be accompanied by consent of the proposed nominee to be interviewed by the independent Directors and other Board members and to serve as Director of the Company.

The recommendation must also contain information about the proposed nominee, including:

•the proposed nominee’s name and address;

•the information required by Items 401, 403 and 404 of SEC Regulation S-K (generally providing for disclosure of arrangements or understandings regarding the nomination, the business experience of the proposed nominee, legal proceedings involving the proposed nominee, the proposed nominee’s ownership of securities of the Company, and transactions and relationships between the proposed nominee and the Company);

•a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company;

•the qualifications of the proposed nominee; and

•a statement from the recommending stockholder that in his or her view, the nominee, if elected, would represent all the stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The Secretary of the Company will forward all recommendations and nominations to the independent Directors.  The acceptance of a recommendation from a stockholder does not imply that the independent Directors will recommend to the Board the nomination of the individual recommended by the stockholder. In addition, the Company’s Restated Bylaws (“Bylaws”) permit stockholders to nominate Directors at an annual meeting and nothing in the above procedures is intended to conflict with the provisions of the Company’s Bylaws governing nominations by stockholders.

The information contained in this Proxy Statement about the Company’s Director nominations process is just a summary.  A complete copy of the policies and procedures with respect to stockholder director nominations can be obtained from the Company, free of charge, by writing to our Secretary at the address provided herein under the caption “Stockholders Proposals For Next Annual Meeting.”

Director Compensation

The Company’s Director compensation program is intended to fairly pay Directors for their time and efforts on behalf of AMERCO and its direct subsidiaries, as the case may be, in recognition of their fiduciary obligations to stockholders and for their liability exposure.  Directors are compensated in the form of a cash fee.  The Company does not currently offer stock options or equity grants to its Directors other than shares granted under the ESOP.  For Fiscal 2017, the annual fee for all services as a Director of the Company was $67,500. Additionally, Audit Committee members also received a $55,000 annual fee for service on each such committee, and Executive Finance Committee and Compensation Committee members received a $25,000 annual fee for service on each committee. The Board Independent Governance Committee members evenly split an annual fee of $55,000 and the non-Board Independent Governance Committee members receive an annual fee of $67,500. These amounts are paid in equal monthly installments. The Company also reimburses Directors and the non-director committee members for the incidental costs associated with their attendance at Board and committee meetings.  Director fees paid to Edward J. Shoen and Samuel J. Shoen are included in the Summary Compensation Table.

Name of Director	Fiscal Year	Fees Earned or Paid in Cash	Stock Awards (a)	All Other Compensation	Total Compensation

James E. Acridge (1), (4)	2017	$92,500	$-	$-	$92,500

Charles J. Bayer (1), (2), (3)	2017	$147,500	$1,202	$-	$148,702

John P. Brogan (1), (2), (3), (4), (5)	2017	$188,544	$-	$-	$188,544

John M. Dodds (1), (2), (4), (6), (7)	2017	$157,500	$-	$-	$157,500

James J. Grogan (1), (5)	2017	$55,419	$-	$-	$55,419

Karl A. Schmidt (1)	2017	$39,375	$-	$-	$39,375

Michael L. Gallagher (1), (5), (b)	2017	$55,625	$-	$-	$55,625

Daniel R. Mullen (1), (2), (6), (7), (8), (b)	2017	$77,250	$-	$-	$77,250

Paul A. Bible (5), (b)	2017	$33,750	$-	$-	$33,750

Thomas W. Hayes (5)	2017	$67,500	$-	$-	$67,500

Amy J. Hillman (5)	2017	$39,375	$-	$-	$39,375

Roberta “Sissie” Roberts Shanks (9)	2017	$39,375	$-	$-	$39,375

(1) AMERCO Board Member	(4) Compensation Committee Member	(7) Real Estate Board Member
(2) Audit Committee Member	(5) Independent Governance Committee Member	(8) Oxford Board Member
(3) Executive Finance Committee Member	(6) U-Haul Board Member	(9) Advisory Board Member

(a) Includes the value of the shares purchased by the ESOP from the $1.00 per share common stock dividend for the ESOP shares beneficially owned as of October 20, 2016 the record date for such dividend.

(b) After the 2016 Annual Meeting vote, Mr. Gallagher ceased being a member of the Board and Independent Governance Committee, Mr. Mullen ceased being a member of the Board and Audit Committee and Mr. Bible ceased being a member of the Independent Governance Committee.

EQUITY COMPENSATION PLAN INFORMATION

We have no securities to be issued under equity compensation plans not approved by our stockholders. The following table summarizes Common Stock that may be issued as of March 31, 2017, on the exercise of options under our 2016 AMERCO Stock Option Plan (Shelf Stock Option Plan).

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	-	-	20,000,000

Equity compensation plans not approved by security holders	-	-	-

Total at March 31, 2017	-	-	20,000,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

To the best of the Company’s knowledge, the following table lists, as of July 1, 2017, the beneficial ownership of the Company’s common stock of each Director, Director nominee and Named Executive Officer of the Company; and all Directors and executive officers of the Company as a group. The table also lists, to the best of the Company’s knowledge, those persons who beneficially own more than five percent (5%) of the Company’s common stock issued and outstanding. The percentages of class amounts set forth in the following table are based on 19,607,788 shares of the Company’s common stock outstanding issued and outstanding on July 1, 2017. Except as otherwise indicated, each stockholder listed below possesses sole voting and investment power with respect to the shares indicated as being beneficially owned.

Name and Address of Beneficial Owner (1):	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Class

Directors, Director Nominees and Named Executive Officers:
James E. Acridge, Director/Director Nominee	-	**

Charles J. Bayer, Director/Director Nominee	1,194	**

John P. Brogan, Director/Director Nominee	6,000	**

John M. Dodds, Director/Director Nominee	-	**

Name and Address of Beneficial Owner (1):	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Class

James J. Grogan, Director/Director Nominee	100	**

Edward J. Shoen (2),(4), Director/Director Nominee, Principal Executive Officer and 5% Beneficial Owner	8,334,540	42.5%

Samuel J. Shoen, Director/Director Nominee/Named Executive Officer	3,313	**

Karl A. Schmidt, Director/Director Nominee	300	**

Jason A. Berg, Chief Financial Officer	920	**

Laurence J. De Respino, Named Executive Officer	827	**

John C. Taylor, Named Executive Officer	2,327	**

Directors and executive officers as a group - 15 persons (3)	8,354,898	42.6%

5% Beneficial Owners (1):	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Class

Willow Grove Holdings LP (4) 1250 E. Missouri Ave. Phoenix, AZ 85014	8,309,584	42.4%

Foster Road LLC (4) 1250 E. Missouri Ave. Phoenix, AZ 85014	8,309,584	42.4%

Mark V. Shoen (4),(5)	8,336,616	42.5%

James P. Shoen (6), 5% Beneficial Owner	1,813,958	9.2%

The AMERCO Employee Stock Ownership Plan (7)	1,182,296	6.0%

Sophia M. Shoen (8) 5104 N. 32nd Street Phoenix, Arizona 85018	1,268,522	6.5%

**The percentage of the referenced class beneficially owned is less than one percent.

(1) Except as otherwise indicated, addresses are c/o AMERCO, 2727 N. Central Avenue, Phoenix, Arizona 85004.

(2) Edward J. Shoen owns 24,956 shares.  This consists of 5,047 shares pursuant to the ESOP, and 19,909 shares owned in his individual capacity.

(3) The 8,354,898 shares constitute the shares beneficially owned by the Directors and executive officers of the Company as a group.

(4) Willow Grove Holdings LP (“Willow Grove”) is a Delaware limited partnership.  It is owned by Mark V. Shoen and various trusts associated with Edward J. Shoen and Mark V. Shoen.  It owns, directly and indirectly, 8,309,584 shares.  The general partner of Willow Grove is Foster Road LLC, a Delaware limited liability company (“Foster Road”).  Foster Road owns a 0.1% general partner interest in Willow Grove and controls all voting and disposition decisions with respect to the AMERCO common stock owned directly or indirectly by Willow Grove.  Foster Road is managed by Edward J. Shoen and Mark V. Shoen.

(5) Mark V. Shoen owns 27,032 shares. This consists of 4,616 shares pursuant to the ESOP and 22,416 shares owned in his individual capacity.

(6) James P. Shoen owns 1,813,958 shares pursuant to a limited partnership. James P. Shoen retired from the Company effective May 1, 2016.

(7) The ESOP Trustee consists of three individuals appointed by the Company’s Board. Each participant (or such participant’s beneficiary) in the ESOP is entitled to direct the ESOP Trustee as to how to vote the shares allocated to such participant’s ESOP account. In the event such participant does not provide such direction to the ESOP Trustee, the ESOP Trustee may vote such participant’s shares as determined by the ESOP Trustee in its discretion.  In addition, all shares in the ESOP not allocated to participants are voted by the ESOP Trustee in the ESOP Trustee’s discretion. As of July 1, 2017, of the 1,182,296 shares of common stock held by the ESOP, 1,161,150 shares were allocated to participants and 21,146 shares remained unallocated. These figures include the ESOP shares allocated to Directors and Named Executive Officers as identified in the table above.  The Company encourages all ESOP participants to vote.

(8) Based upon information provided by the Company’s stock transfer agent.

To the best of the Company’s knowledge, there are no arrangements giving any stockholder the right to acquire the beneficial ownership of any shares owned by any other stockholder.

Compensation Committee Interlocks and Insiders Participation

During Fiscal 2017, our Compensation Committee was comprised of James E. Acridge, John P. Brogan and John M. Dodds. None of the Directors that were a member of the Compensation Committee during Fiscal 2017 were officers or employees of the Company, formerly officers or employees (except for Mr. Dodds who retired from the Company in 1994) or involved in any related person transactions requiring disclosure in this Proxy Statement. No executive officer of the Company served (i) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a Director of the Company.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent Registered Public Accounting Firm. The Audit Committee reviewed and discussed with the independent Registered Public Accounting Firm the matters required to be discussed by Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board.

The Company’s independent Registered Public Accounting Firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 (Communication with Audit Committee Concerning Independence) as adopted by the Public Company Accounting Oversight Board and the Audit Committee discussed with the independent Registered Public Accounting Firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent Registered Public Accounting Firm, and its review of the representation of management and the report of the independent Registered Public Accounting Firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 as filed with the SEC on May 24, 2017.

Charles J. Bayer	John P. Brogan	John M. Dodds

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers as of July 1, 2017 are:

Name	Age *	Office
Edward J. Shoen	68	Chairman of the Board and President of AMERCO
Douglas M. Bell	58	President of Repwest Insurance Company
Jason A. Berg	44	Chief Financial Officer of AMERCO
Laurence J. De Respino	56	General Counsel
Mark A. Haydukovich	60	President of Oxford Life Insurance Company
Samuel J. Shoen	39	U-Box Project Manager
John C. (“JT”) Taylor	59	President of U-Haul
Mary K. Thompson	36	Chief Accounting Officer of AMERCO
Carlos Vizcarra	70	President of Amerco Real Estate Company

* Ages are as of July 1, 2017.

See “Board of Directors and Corporate Governance” for biographical information regarding Edward J. Shoen and Samuel J. Shoen.

Douglas M. Bell was appointed President of Repwest in February 2013. From 2003 to 2013 he served as Vice President of Underwriting for Repwest. Mr. Bell has also served on the Repwest Board since 2012.

Jason A. Berg was appointed Chief Financial Officer in June 2016. From 2005 to 2016 he served as Principal Financial Officer and Chief Accounting Officer of the Company. Mr. Berg previously served as Treasurer and Secretary of Oxford. He has been with the Company since 1996.

Laurence J. De Respino has served as General Counsel for the Company since 2005.  He has been an attorney for the Company since 2000.

Mark A. Haydukovich has served as President of Oxford since 1997. From 1980 to 1997 he served as Vice President of Oxford.

John C. (“JT”) Taylor has served as a Director of U-Haul since 1990. He has been associated with the Company since 1981 and was appointed as President of U-Haul in 2006.

Mary K. Thompson was appointed Chief Accounting Officer in July 2016. From 2014 to 2016 she served as Chief Financial Officer of Repwest. Mrs. Thompson previously served as director of corporate compliance for AMERCO from 2005 to 2007.

Carlos Vizcarra has served as President of Real Estate since 2000.  He began his previous position as Vice President/Storage Product Group for U-Haul in 1988.

Edward J. Shoen, Mark V. Shoen, and James P. Shoen are brothers. Samuel J. Shoen and Stuart M. Shoen are sons of Edward J. Shoen.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As set forth in the Audit Committee Charter and consistent with NASDAQ listing rules, the Company’s Audit Committee reviews and maintains oversight over related party transactions which are required to be disclosed under the SEC rules and regulations and in accordance with generally accepted accounting principles in the United States. Accordingly, all such related party transactions are submitted to the Audit Committee for ongoing review and oversight. Related party transactions are reviewed based on the overall fairness of the transaction to the Company and whether the transaction as a whole is in the best interests of the Company and its applicable constituencies. The Company’s internal processes are designed to ensure that the Company’s legal and/or finance departments identify and monitor potential related party transactions that may require disclosure and Audit Committee oversight.

AMERCO has engaged in related party transactions, and has continuing related party interests with certain major stockholders, Directors and officers of the consolidated group as disclosed below. Management believes that the transactions described below were completed on terms substantially equivalent to those that would prevail in third party, arm’s-length transactions.

Stuart M. Shoen is the son of Edward J. Shoen and is Executive Vice President of U-Haul. Stuart Shoen was paid an aggregate salary, annual U-Haul Board fees and bonus of $300,391 for his services during Fiscal 2017.

During Fiscal 2017, the Company purchased $0.3 million of refinishing supplies from Space Age Auto Paint Store Inc.  Edward J. Shoen, a significant stockholder, officer and Director of AMERCO, owns Space Age Auto Paint Store Inc.

SAC Holding Corporation and SAC Holding II Corporation (collectively, “SAC Holdings”) were established in order to acquire and develop self-storage properties. These properties are managed by the Company pursuant to management agreements. In the past, the Company has sold real estate and various self-storage properties to SAC Holdings, and such sales provided significant cash flows to the Company.

During Fiscal 2017, a subsidiary of the Company held a junior unsecured note of SAC Holdings. Substantially all of the equity interest of SAC Holdings is controlled by Blackwater Investments, Inc. (“Blackwater”). Blackwater is wholly-owned by Willow Grove Holdings LP, which is owned by Mark V. Shoen (a significant stockholder), and various trusts associated with Edward J. Shoen (our Chairman of the Board, President and a significant stockholder) and Mark V. Shoen. The Company does not have an equity ownership interest in SAC Holdings. The Company recorded interest income of $4.9 million, $5.0 million and $5.9 million, and received cash interest payments of $4.5 million, $4.6 million and $5.7 million, from SAC Holdings during Fiscal 2017, 2016 and 2015, respectively. The largest aggregate amount of note receivable outstanding during Fiscal 2017 was $49.3 million and the aggregate note receivable balance at March 31, 2017 was $48.1 million. In accordance with the terms of this note, SAC Holdings may prepay the note without penalty or premium at any time. The scheduled maturity of this note is 2017. The Company and SAC Holdings are currently negotiating to extend this note. As of July 1, 2017, the note balance was $47.8 million with an interest rate of 9%.

The Company currently manages the self-storage properties owned or leased by SAC Holdings, Mercury Partners, L.P. (“Mercury”), Four SAC Self-Storage Corporation (“4 SAC”), Five SAC Self-Storage Corporation (“5 SAC”), Galaxy Investments, L.P. (“Galaxy”), and Private Mini pursuant to a standard form of management agreement under which the Company receives a management fee of between 4% and 10% of the gross receipts plus reimbursement for certain expenses. The Company received management fees, exclusive of reimbursed expenses, of $27.8 million, $27.1 million and $25.8 million from the above mentioned entities during Fiscal 2017, 2016 and 2015, respectively. This management fee is consistent with the fee received for other properties the Company previously managed for third parties. SAC Holdings, 4 SAC, 5 SAC, Galaxy and Private Mini are substantially controlled by Blackwater. Mark V. Shoen controls the general partner of Mercury. The limited partner interests of Mercury are indirectly owned by Mark V. Shoen, James P. Shoen (a significant stockholder), and a trust benefitting the children and grandchild of Edward J. Shoen.

The Company leases space for marketing company offices, vehicle repair shops and hitch installation centers from subsidiaries of SAC Holdings, 5 SAC and Galaxy. Total lease payments pursuant to such leases were $2.7 million, $2.6 million and $2.6 million in each of Fiscal 2017, 2016 and 2015. The terms of the leases are similar to the terms of leases for other properties owned by unrelated parties that are leased to the Company.

At March 31, 2017, subsidiaries of SAC Holdings, 4 SAC, 5 SAC, Galaxy and Private Mini acted as U-Haul independent dealers. The financial and other terms of the dealership contracts with the aforementioned companies and their subsidiaries are substantially identical to the terms of those with the Company’s other independent dealers whereby commissions are paid by the Company based upon equipment rental revenue. However, in some instances the dealership contracts with these entities is for a specified term of years, as opposed to being on a month-by-month term. The Company paid the above mentioned entities $57.1 million, $54.7 million and $52.1 million in commissions pursuant to such dealership contracts during Fiscal 2017, 2016 and 2015, respectively.

These agreements and notes with subsidiaries of SAC Holdings, 4 SAC, 5 SAC, Galaxy and Private Mini, excluding Dealer Agreements, provided revenue of $28.0 million, expenses of $2.7 million and cash flows of $26.1 million during Fiscal 2017. Revenues and commission expenses related to the Dealer Agreements were $265.1 million and $57.1 million, respectively for Fiscal 2017.

In February 2011, the Company and U.S. Bank N.A. (the “Trustee”) entered into the U-Haul Investors Club® Indenture. The Company and the Trustee entered into this indenture to provide for the issuance of notes (“U-Notes”) by the Company directly to investors over the Company’s proprietary website, uhaulinvestorsclub.com. The U-Notes® are secured by various types of collateral including rental equipment and real estate. U-Notes are issued in series that vary as to principal amount, interest rate and maturity. U-Notes are obligations of the Company and are secured by the associated collateral; they are not guaranteed by any of the Company’s affiliates or subsidiaries.

As of March 31, 2017, the following related parties invested in U-Notes, in amounts in excess of $120,000, upon the following terms. Edward J. Shoen, individually and pursuant to a trust agreement, invested $8.3 million in U-Notes with interest rates between 3.50% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $8.3 million, and during Fiscal 2017 he received principal repayments of $1.1 million. Stuart M. Shoen invested $0.5 million in U-Notes with interest rates between 5.32% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $0.6 million, and during Fiscal 2017 he received principal repayments of $88 thousand. Samuel J. Shoen, including investments by or on behalf of his child, invested $2.9 million in U-Notes with interest rates between 3.75% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $2.9 million, and during Fiscal 2017 he received principal repayments of $0.1 million. James P. Shoen, including investments by or on behalf of his children, invested $21.7 million in U-Notes with interest rates between 3.00% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $21.9 million, and during Fiscal 2017 he received principal repayments of $1.1 million. David Holmes, as trustee under the “C” Irrevocable Trusts with Edward J. Shoen as grantor, invested $5.0 million in U-Notes with interest rates between 3.00% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $5.5 million, and during Fiscal 2017 he received principal repayments of $1.0 million. David Holmes, as trustee under the “C” Irrevocable Trusts with Mark V. Shoen as grantor, invested $4.8 million in U-Notes with interest rates between 3.00% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $5.3 million, and during Fiscal 2017 he received principal repayments of $1.0 million. David Holmes, as trustee under the “C” Irrevocable Trusts with James P. Shoen as grantor, invested $3.1 million in U-Notes with interest rates between 3.00% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $3.6 million, and during Fiscal 2017 he received principal repayments of $0.5 million. John C. (“JT”) Taylor invested $0.2 million in U-Notes with interest rates between 2.75% and 7.75%, with the largest aggregate amount outstanding during Fiscal 2017 being $0.2 million, and during Fiscal 2017 he received principal repayments of $35 thousand. John P. Brogan invested $0.4 million in U-Notes with interest rates between 2.75% and 6.37%, with the largest aggregate amount outstanding during Fiscal 2017 being $0.4 million, and during Fiscal 2017 he received principal repayments of $0.1 million. Repwest invested $4.1 million in U-Notes with interest rates between 4.80% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $5.0 million, and during Fiscal 2017 it received principal repayments of $1.0 million. Oxford Life Insurance Company invested $0.4 million in U-Notes with interest rates between 3.00% and 7.00%, with the largest aggregate amount outstanding during Fiscal 2017 being $0.5 million, and during Fiscal 2017 it received principal repayments of $0.2 million. John Gilbaugh, the father of Mary K. Thompson, invested $0.2 million in U-Notes with interest rates between 4.61% and 7.75%, with the largest aggregate amount outstanding during Fiscal 2017 being $0.2 million, and during Fiscal 2017 he received principal repayments of $12 thousand.

There are no fees to join or maintain a membership with the U-Haul Investors Club.  The U-Haul Investors Club operates through its proprietary website, uhaulinvestorsclub.com, and is open to all US residents and entities organized under the laws of a US jurisdiction, and accepts investments as low as $100.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the SEC.  Such Directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, the Company believes that during Fiscal 2017 all Section 16(a) filings applicable to its Directors, officers and 10% stockholders were filed on a timely basis, except for Form 3s filed on October 31, 2016 for James J. Grogan, Karl A. Schmidt and Roberta R. Shank, Form 3 filed on November 2, 2016 for Amy J. Hillman, and Form 3 filed on March 9, 2017 for James E. Acridge.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board by addressing communications to the Board of Directors of AMERCO c/o the Secretary of AMERCO at 2727 N. Central Avenue, Phoenix, Arizona 85004.  All such communications, or summaries thereof, will be relayed to the Board.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

For inclusion in the proxy statement and form of proxy relating to the 2018 Annual Meeting of Stockholders of AMERCO, a stockholder proposal intended for presentation at that meeting must be submitted in accordance with the applicable rules of the SEC and the Company’s Bylaws and received by the Secretary of AMERCO, c/o U-Haul International, Inc., 2727 North Central Avenue, Phoenix, Arizona 85004, on or before March 16, 2018. Proposals, including director nominations, to be presented at the 2018 Annual Meeting of Stockholders of AMERCO that are not intended for inclusion in the proxy statement and form of proxy must also be submitted by March 16, 2018 and in accordance with the applicable provisions of the Company’s Bylaws. A copy of the Bylaws is available upon written request, delivered to the Secretary of AMERCO at the address in the preceding sentence. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

The Company suggests that proponents submit their proposals to the Secretary of AMERCO by Certified Mail-Return Receipt Requested.

OTHER MATTERS

A copy of the Company’s Annual Report for the year ended March 31, 2017 may be viewed and downloaded from proxyvote.com, from the Company’s Investor Relations website at amerco.com, may be requested via e-mail through either such website, or requested telephonically at 1-800-579-1639. The Annual Report is not to be regarded as proxy solicitation material.

With respect to Company stockholders’ meetings following the Annual Meeting, the Company anticipates it will continue furnishing proxy materials to stockholders by posting such materials on an internet website in accordance with applicable laws, and providing stockholders with notice of internet availability of such materials. Paper copies of such materials will be available to stockholders on request, for a period of one year, at no cost, in accordance with applicable laws.

UPON REQUEST, THE COMPANY WILL PROVIDE BY FIRST CLASS U.S. MAIL, TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, WITHOUT CHARGE, A COPY OF THIS PROXY STATEMENT, THE PROXY CARD, AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2017, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. WRITTEN REQUESTS FOR THIS INFORMATION SHOULD BE DIRECTED TO: DIRECTOR, FINANCIAL REPORTING, U-HAUL INTERNATIONAL, INC., P.O. BOX 21502, PHOENIX, ARIZONA 85036-1502.

EXHIBIT A

AMERCO 2017 ANNUAL MEETING OF STOCKHOLDERS

August 24, 2017

Phoenix, Arizona

MEETING PROCEDURES

In fairness to all stockholders attending the 2017 Annual Meeting of Stockholders (“Annual Meeting”) of AMERCO, and in the interest of an orderly meeting, we ask you to honor the following:

A. The meeting will not be open to the public. Pursuant to Section 6 of Article II of AMERCO’s Restated Bylaws (the “Bylaws”), attendance at the Annual Meeting is limited to (i) stockholders entitled to vote at the Annual Meeting and (ii) the persons upon whom proxies valid for purposes of the meeting have been conferred or their duly appointed substitutes (if the related proxies confer a power of substitution). A person otherwise entitled to attend the Annual Meeting will cease to be so entitled if, in the judgment of the chairman of the meeting, such person engages in disorderly conduct impeding the proper conduct of the Annual Meeting. Stockholders of record or their proxies and beneficial owners may be asked to show proof of entitlement to attend the Annual Meeting. Stockholders of record voting by proxy will not be admitted to the meeting unless their proxies are revoked, in which case the holders of the revoked proxies will not be permitted to attend the meeting. In addition, the media will not be given access to the meeting. The meeting will be webcast over the internet at amerco.com and such webcast will be open to the public. We encourage stockholders and other stakeholders and media members to watch the Annual Meeting via our webcast. We believe this is one way to reduce the carbon footprint attributable to the Annual Meeting.

B. With the exception of cameras and recording devices provided by the Company, cameras and recording devices of all kinds (including stenographic) are prohibited in the meeting room.

C. Pursuant to Article II, Section 9 of the Bylaws after calling the meeting to order, the chairman of the meeting will require the registration of all stockholders intending to vote in person, and the filing of all proxies with the Inspector of Elections. After the announced time for such filing of proxies has ended, no further proxies or changes, substitutions, or revocations of proxies will be accepted.

D. Pursuant to Article II, Section 9 of the Bylaws the chairman of the meeting has, among other things, absolute authority to determine the order of business to be conducted at the Annual Meeting and to establish rules for, and appoint personnel to assist in, preserving the orderly conduct of the business of the Annual Meeting (including any informal, or question-and answer, portions thereof).

E. When an item is before the Annual Meeting for consideration, questions and comments are to be confined to that item only.

F. Pursuant to Article II, Section 5 of the Bylaws, only such business (including director nominations) as shall have been properly brought before the meeting shall be conducted.

Pursuant to the Bylaws, in order to be properly brought before the meeting, such business must have either been (1) specified in the written notice of the meeting given to stockholders on the record date for such meeting by or at the direction of the Board of Directors of the Company (the “Board”), (2) brought before the meeting at the direction of the Board of

Directors or the chairman of the annual meeting, or (3) specified in a written notice given by or on behalf of a stockholder on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements.

a) Such notice must have been delivered personally to, or mailed to and received at, the principal executive office of the corporation, addressed to the attention of the Secretary no later than March 17, 2017.

b) Such notice must have set forth:

i.a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting,

ii.the name and address of the person proposing to bring such business before the meeting,

iii. the class and number of shares held of record, held beneficially, and represented by proxy by such person as of the record date for the meeting,

iv.if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Exchange Act, as amended, or any successor thereto (the "Exchange Act"), and the written consent of each such nominee to serve if elected,

v. any material interest of such stockholder in the specified business,

vi. whether or not such stockholder is a member of any partnership, limited partnership, syndicate, or other group pursuant to any agreement, arrangement, relationship, understanding, or otherwise, whether or not in writing, organized in whole or in part for the purpose of acquiring, owning, or voting shares of the corporation, and

vii. all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to the Exchange Act.

No business shall be brought before any meeting of the Company's stockholders otherwise than as provided in this Section. The chairman of the meeting may, if the facts warrant, determine that any proposed item of business or nomination as director was not brought before the meeting in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the improper item of business or nomination shall be disregarded.

G.  At the appropriate time, any stockholder who wishes to address the Annual Meeting should do so only upon being recognized by the chairman of the meeting. After such recognition, please state your name, whether you are a stockholder or a proxy for a stockholder, and, if you are a proxy, name the stockholder you represent. All matters should be concisely presented.

H. Pursuant to Article II, Section 6 of the Bylaws, a person otherwise entitled to attend the Annual Meeting will cease to be so entitled if, in the judgment of the chairman of the meeting, such person engages in disorderly conduct impeding the proper conduct of the meeting against the interests of all stockholders as a group.

I. If there are any question’s remaining after the meeting is adjourned, please take them up with the representatives of the Company at the Secretary's desk. Also, any matters of a personal nature that concern you as a stockholder should be referred to these representatives after such meeting.

J. Pursuant to Article II, Section 12 of the Bylaws, all informalities or irregularities in any call or notice of a meeting, or in the areas of credentials, proxies, quorums, voting, and similar matters, will be deemed waived if no objection is made at the Annual Meeting.

K. The views, constructive comments and criticisms from stockholders are welcome. However, it is requested that no matter be brought up that is irrelevant to the business of the Company.

L.  It is requested that common courtesy be observed at all times.

Our objective is to (1) encourage open communication and the free expression of ideas that are conducive to the best interests of stockholders of the Company, and (2) to conduct an informative and meaningful meeting in a fair and orderly manner. Your cooperation in accomplishing these objectives will be sincerely appreciated by the Company and its stockholders.

EXHIBIT B

Proxy card 1 of 2

AMERCO
C/O U-HAUL INTERNATIONAL, INC.
ATTN: JENNIFER SETTLES
2727 N. CENTRAL AVE
PHOENIX, AZ 85004

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Edward J. Shoen 02 James E. Acridge 03 Charles J. Bayer 04 John P. Brogan 05 John M. Dodds
06 James J. Grogan 07 Karl A. Schmidt 08 Samuel J. Shoen

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3. An advisory vote on the frequency of future advisory votes on the compensation of the Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000341483_1 R1.0.1.15

EXHIBIT B

Proxy Card 2 of 2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

AMERCO
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
August 24, 2017

The stockholder(s) hereby appoint(s) Samuel J. Shoen as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERCO that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. PDT, on Thursday, August 24, 2017, at the U-Haul International, Inc. offices, 2727 N. Central Avenue, Phoenix, Arizona 85004, Room 102-South and via webcast at http://www.amerco.com, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 4 AND 5 AND FOR A 3-YEAR FREQUENCY FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000341483_2 R1.0.1.15

Continued and to be signed on reverse side